Exhibit 10.15.5

Executive Vice President of Sales (EVP)	Currency is USD
Q1 FY2013 Sales Compensation Plan	Effective: 2/1/2012

Notes To Plans:

•      Full on Target Earnings (OTE) will be paid when 100% of the sales targets are met. However, if paid monthly you will be paid incrementally matching the achievement percent of the team you are compensated against. OTE is split between the major components noted below.

•      Commissions will be paid monthly on the next pay date following the end of the month (usually on the 16th of each month).

•      Management reserves the right to change the compensation plan at any time at their sole discretion and delay commission payment on any transaction.

•      Variable compensation payments will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately.

PRODUCT COMMISSIONS

Subscriptions

•      Quota is based on an ARR number (Annual Recurring Revenue) equal to the amount of subscription revenue Rally would receive in a 12 month period.

•      Quota attainment is applied for the first 12 months on New Orders and Renewal Orders.

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total). Individuals are paid based on the Team quota attainment (not individual attainment).

•      Your Base Commission Rate is calculated as your Quarter Subscription Variable divided by your Quarter Team Subscription Quota.

•      Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•      Up to 100% = Base Commission Rate, Over 100% =1.500% Accelerator Rate

•      Commissions will be clawed back to the Team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay.

•      For example, if a customer has a ramp or order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months.

•      Claw backs will apply to unpaid subscription fees only.

Multi-Year Prepaid Subscriptions - New and Renewal

•      Quota attainment and commissionable amount is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount).

SERVICES COMMISSIONS - Services Contracts/SOWs Fully Executed

•      Quota is applied based on dollar value of a Statement of Work (SOW).

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).

•      Individuals are paid based on the Team quota attainment (not individual attainment).

•      Base Services Rate is 0.250%.

•      300% Rule

•      Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5x the base rate. Anything above 300% is paid at the Base Services Rate.

•      For any SOW over $100,000 and not 100% PrePay:

•      50% of commissionable amount will be booked during the month the SOW was closed.

•      Remaining 50% of commissionable amount will be booked at end of quarter up to 300% of quota.

•      Anything over 300% of quota will be paid in following quarters at their base rate upon deliver.

•      Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota.

•      Once 80% of Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%.

•      Management reserves the right to claw back amounts that do not eventually get delivered.

SPIFs

Multi-Year Prepaid Subscriptions

•      An additional one-time SPIF will be paid on: Up Front Cash Value MINUS the ARR quota attainment. SPIF Rate = 0.500%.

•      It must be 18 months or greater and it must be prepaid.

•      The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

DocuSigned by:		DocuSigned by:

/s/Don Hazell	2/23/2012	/s/Tim Miller	3/5/2012
Employee Signature	Date	Manager Signature	Date

Don Hazell		Tim Miller
Printed Name		Printed Name